Exhibit 10.17

SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (this “Agreement”), dated as of November 19, 2012, is by and between NantWorks, LLC, a Delaware limited liability company (“NantWorks”), and Nant Health, LLC, a Delaware limited liability company (the “Company”). Each of NantWorks and the Company is sometimes referred to as a “Party” and collectively are sometimes referred to as the “Parties.”

WHEREAS, the Company and Verizon Investments LLC, a Delaware limited liability company (“Verizon”), have entered into a Series B Units Purchase Agreement (the “Purchase Agreement”), dated as of October 2, 2012, pursuant to which Verizon acquired Series B Units of the Company;

WHEREAS, in connection with the Purchase Agreement, NantWorks and Verizon have entered into an Amended and Restated Limited Liability Company Agreement of Nant Health, LLC, dated as of October 2, 2012 (the “LLC Agreement”); and

WHEREAS, Section 6.14 of the LLC Agreement contemplates that the Parties will enter into this Agreement under which NantWorks will provide certain services to the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

All terms used and not defined in this Agreement shall have the meanings assigned to them in the LLC Agreement.

ARTICLE II

AGREEMENT TO PROVIDE AND ACCEPT SERVICES

Section 2.01. Provision of Services. On the terms and subject to the conditions contained in this Agreement, NantWorks shall provide, or shall cause its Affiliates or third parties designated by it (such designated Affiliates and third parties (other than the Company or its Subsidiaries), together with NantWorks, referred to singly as a “Service Provider” and collectively as the “Service Providers”) to provide, to the Company (and/or one or more of the Company’s subsidiaries, as applicable, referred to singly as a “Receiving Party” and collectively, together with the Company, as the “Receiving Parties”) the services listed on Schedule A attached hereto (each, a “Service” and, collectively, the “Services”). NantWorks shall make in its sole discretion any decisions as to which of the Service Providers (including the decisions to use reasonably qualified third parties who are not Affiliates of NantWorks) shall provide the Services. NantWorks shall be responsible for the acts and omissions of the Service Providers. Each Service shall be provided and accepted in accordance with the terms, limitations and conditions set forth in this Agreement.

Section 2.02. Access. The Company shall, and shall direct its subsidiaries to, (a) make available on a timely basis to the Service Providers all information and materials reasonably requested by such Service Providers to enable such Service Providers to provide the applicable Services to such Receiving Party; and (b) provide to the Service Providers reasonable access to the premises of the Receiving Parties and any of their Affiliates to the extent necessary for such Service Providers to provide the applicable Services to the Receiving Parties.

Section 2.03. Reliance. The Service Providers shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented by the Receiving Parties in connection with this Agreement. No Service Provider shall be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the Receiving Parties that is required or reasonably requested regarding that Service.

Section 2.04. Cooperation. The Service Providers and the Company shall, and the Company shall cause any of its Subsidiaries that are Receiving Parties hereunder to, cooperate with each other in all reasonable respects in matters relating to the provision and receipt of the Services.

ARTICLE III

TERMS AND CONDITIONS; PAYMENT; INDEPENDENT CONTRACTORS

Section 3.01. Terms and Conditions of Services.

(a) The Service Providers shall be required to perform the Services using substantially the same quality and standard of care as was used in performing such Services for the Nant Health Business prior to the Effective Date, but in no event less than reasonable care. Without limiting the generality of the foregoing, the Service Providers shall provide the Services in a manner consistent with the way they were provided by NantWorks to the Company and its subsidiaries prior to the Effective Date and consistent with NantWorks’ provision of such Services for its own business and other portfolio companies. Each Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or employee of any other Party or any of such Party’s Affiliates, provided any Service Provider other than NantWorks shall perform the applicable Services on behalf of NantWorks.

(b) Except as otherwise expressly provided in this Agreement, in the Contribution Agreement or the LLC Agreement, each of the Company and NantWorks shall retain all right, title and interest in and to their respective Intellectual Property (as defined in the Purchase Agreement) and any and all improvements, modifications and derivative works thereof. NantWorks, for itself and on behalf of its Affiliates, hereby grants to the relevant Receiving Party an irrevocable, perpetual, non-exclusive, royalty-free, non-transferable, non-sublicensable, worldwide right and license to use any materials, data, inventions, works of authorship and other innovations of any kind and all intellectual property rights covering any of the foregoing, including all improvements or modifications to any of the foregoing, that the Service Providers may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of performing the Services, whether or not eligible for patent, copyright, trademark, trade secret or other legal protection. Except as otherwise provided in this Agreement, in the Contribution Agreement or in the LLC Agreement, no Party (or its Affiliates) shall have any rights or licenses with respect to any Intellectual Property of the other Party. All rights and licenses not expressly granted in this Agreement, the Contribution Agreement or the LLC Agreement are expressly reserved by the relevant Party. Each Party shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 3.01(b).

Section 3.02. Payments. In consideration of the Services to be rendered hereunder, the Company shall compensate NantWorks in accordance with Schedule A attached hereto. Each month, NantWorks shall deliver an invoice to the Company for Services provided to the Company or its subsidiaries during the preceding month, and each such invoice shall set forth a brief description of each such Service and the calculation of the amounts charged for such Service (the “Service Costs”). Payment with respect to undisputed portions of an invoice shall be due thirty (30) days of the Company’s receipt of an invoice. NantWorks shall deliver a copy of each invoice to Verizon promptly following the delivery of such invoice to the Company.

Section 3.03. Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES TO BE PURCHASED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

Section 3.04. Taxes. NantWorks acknowledges and agrees that it shall be NantWorks’ obligation to report as income all compensation received by NantWorks pursuant to this Agreement and to pay any withholding taxes, self-employment taxes, and social security, unemployment or disability insurance or similar items, including interest and penalties thereon, in connection with any payments made to NantWorks by the Company hereunder.

Section 3.05. Use of Services. The Company shall not, and shall cause its subsidiaries not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the operations of the Nant Health Business.

ARTICLE IV

FORCE MAJEURE

No Service Provider shall be liable for any expense, loss or damage whatsoever arising out of any interruption of Service or delay or failure to perform under this Agreement that is due to acts of God, acts of a public enemy, acts of terrorism, acts of a nation or any state, territory, province or other political division thereof, fires, floods, epidemics, riots, theft, quarantine restrictions, freight embargoes or other similar causes beyond the reasonable control of such Service Provider. In any such event, any Service Provider’s obligations under this Agreement shall be postponed for such time as its performance is suspended or delayed on account thereof. Each Service Provider will promptly notify the Company upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, such Service Provider will use commercially reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

ARTICLE V

LIABILITIES

Section 5.01. Punitive and Other Damages. None of NantWorks or any other of the Service Providers shall be liable to the Company or any of its Affiliates or their employees, agents, members, managers, officers and directors (collectively, “Representatives”), whether in contract, tort (including negligence and strict liability) or otherwise for any punitive damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by any Service Provider (including Affiliates and third-party Service Providers providing services) hereunder or the provision of, or failure to provide, any Service hereunder. Notwithstanding anything herein to the contrary, none of NantWorks or any other of the Service Providers shall be liable to the Company or any of its Affiliates or any of its or its Affiliate’s Representatives for an amount in excess of the total Service Costs paid by the Company hereunder.

Section 5.02. Obligation To Reperform. In the event of any breach of this Agreement by any Service Provider with respect to any error, defect or breach (which breach Service Provider can reasonably be expected to reperform in a commercially reasonable manner) in the provision of any Service, the Service Provider shall promptly correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of the Company and at the expense of the

Service Provider. To be effective, any such request for performance by the Company must be in writing that specifies in reasonable detail the particular error, defect or breach and be made no more than one month from the date such Service was provided.

Section 5.03. Release and Indemnity. Except as specifically set forth in this Agreement, the Company hereby releases each Service Provider and each of its Representatives (collectively, the “Indemnitees”), and the Company hereby agrees to indemnify, defend and hold harmless the Indemnitees, from and against any and all claims, demands, complaints, liabilities, losses, damages, costs and expenses (“Damages”) arising from, relating to or in connection with the use of any Service by the Company or any of its Affiliates or any other Person using such Service, except to the extent that such liability arises out of, relates to or is a consequence of any of Indemnitee’s bad faith, gross negligence, willful misconduct or breach of this Agreement.

Section 5.04. NantWorks Indemnity. NantWorks hereby agrees to indemnify, defend and hold harmless the Company and its subsidiaries, from and against any and all Damages arising from, relating to or in connection with the use of any Service by the Company or any of the Receiving Parties or any other Person using such Service or in connection with the sale, delivery, provision or use of any Service provided under or covered by this Agreement to the extent that such Damages arise out of, relate to or is A consequence of NantWorks or any other of the Service Providers’ bad faith, gross negligence or willful misconduct.

Section 5.05. Remedies. The Parties agree that monetary damages will not adequately compensate either party for any breach or threatened breach of this Agreement. Because the breach or threatened breach of this Agreement will result in irreparable injury to the aggrieved Party, such aggrieved Party shall be entitled to any legal or equitable remedies to enforce such provisions, including specific performance. In all c4. -s, the aggrieved Party shall also be entitled to pursue any other remedies available at law, including damages, as a result of any such breach.

ARTICLE VI

TERMINATION

Section 6.01. Termination. Notwithstanding anything in this Agreement to the contrary, the obligation of any Service Provider to provide or cause to be provided any Service shall cease on the earliest to occur of the date on which (a) the Company procures such Service from another party, (b) the Company notifies NantWorks in writing that it is able to provide such Service for itself and will discontinue taking such Service, or (c) such Service is terminated by any Party in accordance with the terms of Section 6.02. Unless agreed otherwise by the Parties, after any termination of a Service in accordance with the preceding sentence, NantWorks shall not be obligated to reinstate such Service at a time subsequent to the effective date of such termination. This Agreement shall terminate, and all provisions of this Agreement shall become null and void and of no further force and effect, except for the provisions set forth in Section 6.04, on the date on which no Service Provider has any obligation to provide any Service under this Agreement.

Section 6.02. Breach of Agreement. Subject to Article IV, in the event of a material breach by any Service Provider or the Company of any of its material obligations under this Agreement, including any failure by the Company to make payments to NantWorks when due, which breach is not cured in all material respects within 60 days after written notice of such breach is provided by the non-breaching Party, the non-breaching Party may terminate (i) this Agreement immediately if such breach results from the Company’s failure to make any payments under this Agreement when due and (ii) the Service with respect to which such breach has occurred, in each case by providing written notice of such termination; provided, however, that if such failure or dispute relates to a dispute contested in good faith, the non-breaching party may not terminate this Agreement pending resolution of the dispute.

Section 6.03. Sums Due. In the event of a termination of this Agreement, the Service Providers shall be entitled to the immediate payment of, and the Company shall within 10 days, pay to NantWorks, all accrued amounts for Services and any other amounts due under this Agreement as of the date of termination (other than in the case of termination by the Company for breach under Section 6.02(ii) amounts in respect of the Services with respect to which such breach has occurred).

Section 6.04. Effect of Termination. Sections 3.01(b), 3.02, 3.03, 3.04 and 6.03, this Section 6.04 and Article I, Article V and Article VII shall survive any termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successor and permitted assigns; provided, that no Party to this Agreement will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Party to this Agreement; provided, further, that NantWorks may assign all or any part of its rights and may assign performance of Services to other Service Providers under this Agreement without obtaining any consent of the Company, provided that in no case shall such assignment relieve NantWorks of any obligations hereunder. Any purported assignment or transfer in violation of this Section 7.01 shall be null and void and of no effect.

Section 7.02. Third-Party Beneficiaries. Except as provided in this Section 7.02, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement expressed or implied shall give or be construed to give to any person, other than the Parties and their permitted successors and assigns, any legal or equitable rights hereunder, whether as third-party beneficiaries or otherwise, except for the Service Providers. The Parties acknowledge that the Verizon, so long as Verizon holds the Minimum Series B Units, shall be an intended third-party beneficiary of this Agreement and shall be entitled to assert any claims and enforce this Agreement in law or in equity the same as if it were party hereto.

Section 7.03. Amendments. No amendment to this Agreement shall be effective unless such amendment is in writing and signed by each Party; provided, that, so long as Verizon holds the Minimum Series B Units, any material amendment to this Agreement, including any amendment to Schedule A, shall also require the prior written consent of Verizon, such consent not to be unreasonably withheld.

Section 7.04. Waivers. No failure or delay on the part of any Party in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. No provision of this Agreement may be waived except pursuant to a writing executed by the waiving Party.

Section 7.05. Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a) If to NantWorks:

NantWorks, LLC

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

Attention: Chief Executive Officer and General Counsel

(b) If to the Company:

Nant Health, LLC

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

Attention: Chief Executive Officer and General Counsel

Section 7.06. Exhibits and Schedules; Interpretation. The headings contained in this Agreement or in any Schedule to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Schedules referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement. Any capitalized terms used in any Schedule but not otherwise defined in such Schedule shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated. For all purposes hereof, the terms “include” and “including” shall be deemed followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party hereto solely because such Party or its legal representative drafted such provision.

Section 7.07. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 7.08. Entire Agreement. This Agreement, including the Schedules to this Agreement, and the Agreement constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth in this Agreement has been made or relied upon by any Party hereto.

Section 7.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 7.10. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.

(b) The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

(c) WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED

BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(d) Each party will bear its own costs in respect of any disputes arising under this Agreement.

Section 7.11. Confidentiality. Each of the Parties agrees that any confidential information of the other Party received in the course of performance under this Agreement shall be kept strictly confidential by the Parties, except that NantWorks may, for the purpose of providing Services pursuant to this Agreement, disclose such information to any of its Affiliates or to third-party Service Providers; provided, that any such third party shall have agreed to be bound by this Section 7.11 and except that the Company may, for the purpose of reporting on matters relating to this Agreement, disclose such information to Verizon; provided, that Verizon shall have agreed to be bound by this Section 7.11 and that; and either Party may disclose such information to the extent reasonably necessary in connection with the enforcement of this Agreement or as required by law or legal process, including any tax audit or litigation. The obligations under this Section 7.11 shall not apply to (i) information that is already in the possession of the Party receiving confidential information, provided that such information is not known by such Party to be subject to another confidentiality agreement with or other obligation of secrecy to the other Party or another party; (ii) information that becomes available to the public other than as a result of a disclosure, directly or indirectly, by the Party receiving confidential information or its Affiliates; or (iii) information that becomes available to the Party receiving confidential information on a non-confidential basis from a source other than the other Party; provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to the other Party.

IN WITNESS WHEREOF, the Parties have executed this Shared Services Agreement as of the date first written above.

NANTWORKS, LLC

By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

NANT HEALTH, LLC

By:	/s/ Patrick Soon-Shiong
Name:	Patrick Soon-Shiong
Title:	Chief Executive Officer

Signature Page to Shared Services Agreement

SCHEDULE A

Schedule of Services and Compensation

NantWorks shall provide (or cause to be provided) the following corporate, general and administrative and other support services to the Company and its subsidiaries:

Chairman’s Office and Public Relations;

•	Human Resources and Administration Management;

•	Legal and Compliance;

•	Sales and Marketing;

•	Finance and Risk Management;

•	Information Technology and Cloud Services;

•	Facilities, Procurement and Travel; and

•	Corporate Development and Strategy.

In compensation for the Services:

•	The Company will be charged for such Services at cost (without mark-up or profit for NantWorks, but including reasonable allocations of employee benefits, facilities and other direct and fairly allocated indirect costs that relate to the employees providing the Services) based whenever possible on identification of specific costs as identifiable within NantWorks’ books and records (e.g., specific salaries for the individuals providing Services) and where such specific identification is not possible, based upon good faith allocations determined by analysis performed by the office of the NantWorks CFO made in a manner consistent with NantWorks’ provision of such Services for its other portfolio companies as of October 2, 2012.

•	Such allocations will be based on reasonable estimates of percentages of NantWorks’ employees’ time or specific man hours, square footage percentages of shared facilities and infrastructure costs dedicated to Company activities, and specific reimbursement for services performed by third parties for NantWorks for the direct benefit of the Company.

•	The Company shall reimburse NantWorks for all reasonable out-of-pocket costs incurred by NantWorks in performing the services on behalf of the Company.